CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants we hereby consent to the incorporation by reference in this Post Effective Amendment No. 60 Form N-1A filing of The Victory Portfolios of our auditors' reports on the financial statements of the Established Value Fund and Victory Small Company Opportunity Fund dated April 28, 1999, the Gradison Government Income Fund dated January 28,1999, and the Gradison U.S. Government Reserves Fund dated October 23, 1998 and to all references to our Firm included in or made a part of this Post Effective Amendment No.60 Form N-1A.

/s/ ARTHUR ANDERSEN LLP


Cincinnati, Ohio,
  May 30, 2000